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                                                                   Exhibit 10.39

                       SECOND ADDENDUM TO LEASE AGREEMENT


        This Second Addendum to Lease Agreement (the "Amendment") is made and entered into as of the 31 day of December, 1997 by and among UPPER MILL, L.P., a Pennsylvania limited partnership, and BLUE FISH CLOTHING, INC.

                                  WITNESSETH:

        WHEREAS, the parties hereto entered into a Lease Agreement dated October 15, 1996, as amended by a First Addendum to Lease Agreement dated as of May 19, 1997 and assigned by Assignment of Lease and Assumption of Obligations dated October 21, 1997 (collectively the "Lease Agreement"); and

        WHEREAS, the parties hereto desire to further amend the Lease Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

        1. Section 2.1 is amended to change all references to Landlord and Tenant to Lessor and Lessee and to change the Commencement Date to June 1, 1998.

        2. The second sentence of Section 3.1 is amended to read in its entirety as follows:


                Each minimum annual amount shall be payable in twelve (12) equal monthly installments in advance, without demand, on or before the last day of each calendar month during the Term with each such installment being the rent payable for the following calendar month.

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3.   The first sentence of Section 3.2 is amended to read as follows:

     Beginning with the Commencement Date and during the Term of this Lease Agreement, Lessee shall pay to Lessor:

     (a) With respect to the Property of which the Demised Premises is a part, one hundred percent (100%) of the following:

          (i) All garbage and/or trash collection charges assessed or imposed on the Property during the term of this Lease Agreement; and

          (ii) Any and all other costs reasonably incurred by Lessor in the operation and maintenance of the Property, including but not limited to water and sewer rentals, repairs, management fees, cleaning, maintenance or mechanical systems and service contracts, the costs of heat, light, power, steam, fuel, labor, supplies, tools, equipment and insurance, and all items properly constituting direct operating costs, which items are or may be deducted (and not capitalized) for Federal income tax purposes, according to standard accounting practices as determined by the Lessor's accountant.

          (iii) Notwithstanding the foregoing, should the use of that portion of the Property leased by Binney & Smith, Inc. change from use as a warehouse to a use that would increase the foregoing expenses, Lessor will negotiate in good faith with Lessee for a reduction in the percentage of said costs paid by Lessee.

     (b) A common area maintenance charge of Fifteen Thousand Dollars ($15,000) or five percent (5%) of the Basic Rent, whichever is greater.

4. The first sentence of Section 3.5 is amended to read in its entirety as follows:

     All payments due from Lessee to Lessor shall be paid to Lessor, absolutely net, without deduction or offset whatsoever, and without demand, in lawful money of the United States of America at the Lessor's offices, or to such other person or at such other place as Lessor may from time to time designate in writing to Lessee.

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5.      Section 4.1 is amended to read in its entirety as follows:

        Lessee shall pay as additional rent for the Demised Premises, sixty percent (60%) of all taxes and assessments, general and special, including, without limitation, real estate taxes, and all other impositions (herein "Impositions"), ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed or imposed upon the Property of which the Demised Premises is a part by a municipality, governmental agency, or other governmental authority, accruing or becoming due and payable during the term hereof.

6.      Section 6.1 is hereby amended to read in its entirety as follows:

        6.1 Kinds of Insurance. The following policies of insurance shall be maintained:

                (a) Lessor shall insure the improvements situated upon the Demised Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot, or civil commotion as provided by the standard fire and extended coverage policy and all other risks of direct physical loss as insured against under special extended coverage endorsement, which insurance coverage shall be for not less than one hundred percent (100%) of the full replacement cost of such improvements with all proceeds of insurance payable to Lessor. Lessee shall be responsible for the payment, as additional rent, of sixty percent (60%) of the premiums attributable to such insurance coverage with said additional rent to be paid according to the provisions of Section 4.3 hereof.

                (b) Lessee, at Lessee's own cost and expense, shall provide insurance insuring Lessor and Lessee from all claims, demands, or actions for injury to or death of any person in an amount of not less than One Million Dollars ($1,000,000) for injury to or death of more than one person in any one occurrence to the limit of Three Million Dollars ($3,000,000), and for damage to property in amount of not less than One Million Dollars ($1,000,000) made by or on behalf of, any person or persons, firm, or corporation arising from, related to or connected with the Demised Premises, including any period during which Lessee is engaged in making any repairs or alterations to the premises and including all damage to or from signs, glass, awnings, fixtures, or other appurtenances now or thereafter erected by, on or




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        about the Property during the term hereof. Such insurance shall comprehend full coverage of the indemnity set forth in Article 17 hereof;

                (c) Lessee, at Lessee's own cost and expense, shall provide insurance insuring Lessee from all workers' compensation claims;

                (d) Lessee, at Lessee's own cost and expense, shall provide insurance insuring Lessor and Lessee against breakage of all plate glass utilized in the improvements on the Demised Premises; and

                (e) Lessor shall provide insurance insuring Lessor from loss of rents during the period while the Demised Premises are untenantable due to fire or other casualty (for the maximum period for which such insurance is available), but the purchase of such rent insurance shall not relieve Lessee from the primary obligation to pay rent during any such period of untenantability. Lessee shall pay sixty percent (60%) of the cost of said loss of rents insurance.

7.      Sections 9.1 and 9.2 are amended to read in their entirety as follows:

        9.1. Termination. If, during the term of this Lease Agreement, or any renewal or extension thereof, any building is so damaged by fire or other casualty that the Demised Premises cannot be used for the purposes for which the premises were leased, as described in Article 5 (whether or not the Demised Premises are damaged), the Lease Agreement shall, subject to the provisions of Section 9.2 hereof concerning suspension of rent, remain in full force and effect and Lessor shall restore the part of the Property so damaged as provided in Section 9.2 hereof; provided, however, that if the Property is totally destroyed and cannot be restored on or before the last date provided for Lessee to purchase the Property pursuant to Section 24.1 hereof, Lessee shall nevertheless purchase the Property as provided in Article 24 with rent to be suspended, and provided further that under said circumstances the purchase price will be the purchase price set forth in Section 24.1 hereof less the cost to repair the Property (as determined by agreement of Lessor and Lessee based upon estimates obtained from a contractor or contractors acceptable to Lessor and Lessee), but not less than (i) the amount of Lessor's outstanding indebtedness to Core States Bank, N.A. ("Bank") incurred in connection with the renovation




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   of the Property and under a Construction Loan Agreement dated October 21,
   1997 between Lessor and Bank (after application of any insurance proceeds paid as a result of said casualty) plus (ii) Eight Hundred Thousand Dollars ($800,000).

   9.2. Suspension of Rent. If Lessee does not purchase the Property under the circumstances described in Section 9.1 hereof, Lessor shall repair the damaged building and Lessor may enter and possess the Demised Premises for that purpose. Rent shall be apportioned and suspended if and when Lessee is deprived of the Demised Premises; provided, however, that if Lessee is only deprived of a portion of the Demised Premises only an equitable portion of the rent shall be suspended.

8. Section 27.1 is hereby amended to read in its entirety as follows:

   27.1. Zoning. Anything herein contained to the contrary notwithstanding, this Lease Agreement and all the terms, covenants and conditions hereof are in all respects subject and subordinate to all zoning laws and ordinances affecting the Demised Premises and/or the Property and Lessee agrees to be bound by the same. Further, Lessor does not agree or represent that any licenses or permits which may be required for the business to be carried on by Lessee in the Demised Premises will be granted, or if granted will be continued in effect or renewed. Any failure to obtain such licenses or permits, or any revocation thereof, or failure to continue or renew the same, shall not release Lessee from any obligations of this Agreement or reduce the same and nothing shall obligate Lessor to assist in obtaining any such permit or license.

9. Section 27.4 is amended to change the notice to be provided to the Lessor to:

     Upper Mill, L.P.
     99 South Cameron Street
     Harrisburg, PA 17101
     Attn: William I. Roberts



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        10.     Except as expressly amended by, or necessarily affected by reason of, this Amendment, all other provisions of the Lease Agreement shall remain in full force and effect.

        11. Any invalidity, in whole or in part, of any provision of his Amendment shall not affect the validity or enforceability of any other provisions of this Amendment or the Lease Agreement.

        12. The Lease Agreement and this Amendment constitute the entire agreement between the parties and supersede all prior written and oral and all contemporaneous oral agreements or understandings between the parties with respect to the subject matter hereof. No variation of the terms and conditions of this Amendment shall be effective unless in writing signed by both parties hereto.

        13. This Amendment shall be governed by, construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.

        14. This Amendment may be executed in more than one (1) counterpart, and each fully executed counterpart shall be deemed an original, with all such counterparts, taken together, constituting one and the same instrument.




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     IN WITNESS WHEREOF, this Amendment is made as of the day and year first above written.



WITNESS/ATTEST:                              UPPER MILL, L.P.
                                             BY: I.B.S. Development Corporation,
                                                 its General Partner


Robbin Tolan                                 By: /s/ William I. Roberts
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                                             William I. Roberts, President




WITNESS/ATTEST:                              BLUE FISH CLOTHING, INC.


                                             By: /s/ Jennifer P. Barclay
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                                             Its: Chairman
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